Executive Total Compensation Program

November 2005

PartnerRe Ltd. Executive Total Compensation Program

PartnerRe has developed an Executive Total Compensation Program to address specific objectives outlined by the Board of Directors:

• Align the long-term interests of executives and shareholders
• Establish competitive pay levels on a total compensation basis
• Clearly link pay with performance
• Provide flexibility in form and structure to meet individual time horizons
• Demonstrate good governance and corporate responsibility
• Encourage retention of CEO and key executives

Compensation Programs for the CEO and any Named Executive Officers (NEO).

• Compensation Philosophy
• Components of Total Compensation
• Stock Ownership Guidelines
• Net Share Retention Guidelines
• Elective Equity Incentive Plan
• Compensation Customization Guidelines
• Executive Retirement Guidelines

Compensation Philosophy

Compensation should be competitive to the median range of Total Compensation for target performance as determined by peer group analysis within the global market environment. The peer group is confirmed annually by the Compensation Committee of the Board at the November meeting. Total Compensation consists of:

• Base Salary
• Annual Incentive
• Annual Equity Award

Components of Total Compensation

Base Salary

The CEO and NEO’s Base Salary should be competitive to the median range of base salary data as determined by peer group analysis within the global market environment. Base Salaries will be reviewed and approved by the Compensation Committee of the Board at the February meeting.

Annual Incentive

The CEO and NEO’s are eligible for an Annual Incentive Award, as approved by the Compensation Committee of the Board at the February meeting and as per the Annual Incentive Guidelines of the company. Annual Incentive Awards are based upon company financial and organizational objectives as well as individual performance results.

Annual Equity Award

The CEO and NEO’s are eligible for an Annual Equity Award, as approved by the Compensation Committee of the Board at the February meeting. Annual Equity Awards are based upon both company financial and individual performance results.

The Equity Award is delivered to the executive consisting of 50% of the value in stock options or stock-settled share appreciation rights (stock SAR’s) and 50% in restricted share units (RSU’s).

Equity awards will vest according to standard vesting structure in practice at the time of grant.

Stock Ownership Guidelines

Stock Ownership Guidelines apply to the CEO and all NEO’s, with specific guidelines for the CEO and a second set of guidelines for the other NEO’s.

Each executive is required to meet and maintain two ownership targets:

•	Total Shares as a percentage of shares outstanding

This includes shares owned, restricted stock, RSUs, shares held in qualified plans, and deferred stock units.

•	Total Stockholdings held as a percentage of shares outstanding

Total Shares plus all exercisable and unexercisable options and stock SAR’s.

Incentives for achieving ownership targets:

•	After the executive reaches the Total Shares target, the executive’s Net Share retention requirement drops from 100% to 50%.

•	After both targets are met, the executive may elect to participate in the Compensation Customization program.

	Total Shares/Equivalents as percentage of Shares Outstanding	Total Stockholdings as percentage of Shares Outstanding
CEO	0.2%	1.0%
NEO	0.05%	0.25%

If once the CEO or an NEO has met both ownership targets and elects to participate in the Compensation Customization program, the executive’s Total Shares or Total Stockholdings percentage drops below the target amounts due to a share issuance by the company or due to the sale of shares by the individual to cover taxes upon the vesting of restricted stock or RSU’s, the executive will have one year grace period to once again meet the targets. During this grace period, the executive can replenish his/her ownership status through new awards or purchases, while continuing to be eligible to customize his/her compensation.

Net Share Retention Guidelines

Net Share Retention Guidelines apply to the CEO and all NEO’s on equity grants made after April 2004.

Net Shares are defined as the shares remaining from a transaction after enough shares are sold to pay the option exercise price and any taxes and social security liabilities on the transaction.

Prior to reaching the Total Shares Ownership Target:

•	The executive is required to retain 100% of the Net Shares received from exercise of options or stock SAR’s or vesting of restricted stock and RSU’s until the Total Shares target is met.

After reaching the Total Shares Ownership Target:

•	The executive is required to retain 50% of the Net Shares received from exercise of options or stock SAR’s or vesting of restricted stock and RSU’s for a period of three years.

If the executive is age 55 or older, the retention period is one year from the date of exercise or vesting of restricted stock or RSU’s.

All retention requirements end upon termination or upon a change in control of PartnerRe as defined in the equity plan documents from which the equity is granted.

Administrative Rules:

Retained shares can be sourced from either shares received upon exercise/vesting, or from shares previously owned.

There is no cap on the number of shares being retained or their dollar value.

Elective Equity Incentive Plan

The Elective Equity Incentive Plan is applicable to the annual incentive awarded to the CEO and all NEO’s for the 2004 performance year and beyond.

Deferred Annual Incentive

Executives may elect to defer a portion of their annual incentive, which would then be converted to immediately vested RSU’s with a delivery date restriction.

Deferred elections are expressed as a percentage of the total annual incentive. Executives will be given 4 choices for deferral:

•	0%
•	25%
•	50%
•	100%

The executive must elect the delivery date restriction for the shares:

Five years from the date of grant,

Ten years from the date of grant, or

Retirement or termination.

Company Match

Deferred amounts would receive a company match of 25% of the deferred value in RSU’s that are subject to a 3-year cliff-vesting period.

All share delivery date restrictions would end upon termination or upon a change in control of PartnerRe as defined in the equity plan documents from which the equity is granted.

All RSU awards will earn dividend equivalents, which will be payable quarterly in cash.

Compensation Customization Guidelines

The CEO and the NEO’s may elect from five different payment mixes for their Annual Equity Award once both Stock Ownership Targets are met:

	Stock Options/ Stock SAR’s	Restricted Stock/ RSU’s	Cash
Alternative 1*	50%	50%	0%
Alternative 2	25%	75%	0%
Alternative 3	0%	100%	0%
Alternative 4	0%	50%	50%
Alternative 5	100%	0%	0%

*Standard Pay Mix

Executives who do not elect to customize their compensation mix will continue to receive 50% of the value of their long-term incentive in options or stock SAR’s and 50% in RSU’s.

Stock options or stock SAR’s, RSU’s and cash will vest according to standard vesting schedule in practice at the time of grant. Upon vesting, stock certificates will be issued for the RSU’s and if cash is elected, a cash payment will be made with interest equal to the 3-month Treasury Bill.

Customization elections are made once every three years.

The Net Share retention program will still apply to executives who elect to receive part or all of their long-term incentive in equity.

Executives may continue to elect participation in the RSU deferral program, unless they have selected Customization Alternative #4 (50% Restricted Stock and 50% Cash).

Executive Retirement Guidelines

Effective January 2005 and for purposes of Special Retirement Benefits and Conditions, retirement for the CEO and NEO’s is defined as a voluntary termination without Good Reason after achieving any of the following age and service combinations:

•	55 years old with 10 years of service; or

•	58 years old with 8 years of service; or
•	60 years old with 5 years of service.

Special Retirement Benefits:

•	Unvested equity awards (options or stock SAR’s, restricted stock, RSUs, etc.) continue to vest under the original vesting provisions for another 36 months.
•	Vested options or stock SAR’s (including those that vest after retirement) remain exercisable for the remainder of the original term.

Conditions:

The executive would agree (unless prohibited by local regulation) to the following limitations on business activity for 36 months following retirement (or until all awards have vested and all options or stock SAR’s have expired or been exercised, if sooner):

•	Agree not to compete in the reinsurance business in the locations where PartnerRe does business.
•	Agree not to solicit employees or customers to a company that competes in the reinsurance business in the locations where PartnerRe does business.
•	Agree not to disclose confidential information (unless legally required).

Special Retirement Benefits and Conditions apply to equity compensation grants made subsequent to the effective date of the Retirement Guidelines.

Named Executive Officers

November 2005

Albert Benchimol

Bruno Meyenhofer

Scott Moore